EXHIBIT 99.1	NEWS RELEASE DATED OCTOBER 12, 2004

News from UTi

Contacts:

Lawrence R. Samuels Senior Vice President, Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Cecilia Wilkinson/Angie Yang PondelWilkinson Inc. 310.279.5980 investor@pondel.com

UTi WORLDWIDE ACQUIRES UNIGISTIX, CANADIAN 3PL CONTRACT LOGISTICS PROVIDER
— Acquisition Broadens Capabilities in North America —
— Conference Call Scheduled for 10:00 a.m. Eastern Time, Wednesday, October 13 —

Rancho Dominguez, California – October 12, 2004 – UTi Worldwide Inc. (NASDAQ NM: UTiW) today announced a further expansion of its contract logistics capabilities with the acquisition of Unigistix Inc., based in Toronto, Ontario, Canada.

UTi acquired the privately held company from its principal shareholders, including lead investor Wynnchurch Capital Partners and Unigistix’s founder, for an upfront cash payment of CAN$93.5 million (at current exchange rates, US$74.5 million). The purchase price will be adjusted after the closing for the amount of working capital of Unigistix, and the amount is not expected to be material. The agreement includes potential additional payments over a two-year period of up to approximately CAN$6.0 million (US$4.8 million) for an earn-out based on the anticipated future growth of Unigistix.

Unigistix serves customers in the telecommunications, apparel, pharmaceuticals and healthcare sectors with highly flexible and integrated e-commerce-based logistics solutions. Twice named as one of Canada’s 50 best managed companies, the 3PL (third-party logistics) provider serves multiple global brand name customers through long-term contracts. Unigistix is currently operating at an estimated annual net revenue run rate of approximately CAN$35.0 million (US$27.9 million).

“UTi’s acquisition of Unigistix marks another important extension of our contract logistics capabilities as we move toward becoming the primary logistics partner for more of our customers,” said Roger I. MacFarlane, chief executive officer of UTi Worldwide. “Its industry focus and state-of-the-art logistics technologies complement the leadership position UTi is building in contract logistics, now with a total of 106 contract logistics facilities under management throughout our Americas, Europe, Africa and Asia Pacific regions.”

Bill Gates, who leads UTi’s global Contract Logistics Council, added: “We look forward to a number of benefits from this acquisition, including the potential to transfer technology developed for Unigistix’s various industry specializations to deliver greater value and more integrated solutions for all UTi customers. Additionally, we are pleased to be gaining the dynamic energy of the Unigistix management team that, like UTi, is focused on providing customers with best-in-class quality of service.”

“Speaking on behalf of the entire management team, we are excited to become part of the global organization that UTi has built and look forward to contributing to the company’s continued growth and success,” said president and chief executive officer of Unigistix, Michael Dunlop, who will remain in his current leadership position. “Moreover, we are now positioned to provide our customers with even higher levels of value through UTi’s innovative global technologies.”

With approximately 290 full- and part-time employees, Unigistix operates from three facilities in the Toronto area, all of which feature fiber optic processing technology matched to Unigistix’s proprietary software for planning, tracking and managing the physical movement of clients’ products.

The Unigistix acquisition expands UTi’s operations in Canada, which provide local and global customers a full range of customized and integrated services, including order management, freight forwarding/customs brokerage, contract logistics and distribution, through nine locations in five cities throughout the country.

BB&T Capital Markets represented the shareholders of Unigistix in this transaction.

Investor Conference Call

UTi management will host an investor conference call Wednesday, October 13, 2004, at 10:00 a.m. EDT (7:00 a.m. PDT) to review additional financial details related to the Unigistix acquisition. The call will be open to all interested parties through a live, listen-only audio Web broadcast via the Internet at www.go2uti.com and www.fulldisclosure.com. For those who are not available to listen to the live broadcast, the call will be archived and available at both Web sites for two weeks through Wednesday, October 27, 2004. A telephonic playback of the conference call also will be available through 8:00 p.m. EDT (5:00 p.m. PDT), Friday, October 15, 2004 by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using the playback pass code 73484520.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.

About Wynnchurch Capital Partners

Wynnchurch Capital Partners is a Chicago-based private equity fund with capital under management in excess of $200 million. The fund invests in middle-market companies in the business services, manufacturing and consumer products sectors in the United States and Canada. Wynnchurch specializes in management buyouts, recapitalizations, restructurings, acquisitions and growth capital investments. Further information is available at www.wynnchurch.com.

Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act

of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its contract logistics objectives and growth strategies, estimates regarding the annual net revenue run rate for Unigistix, the amount of the post-closing working capital adjustment and future additional payments to the sellers. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition; integration risks associated with acquisitions; the effects of changes in foreign exchange rates; uncertainties and risks associated with the company’s operations in South Africa; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; the success and effects of new strategies, disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #